IMMUNOMEDICS RAISES $37.2 MILLION IN PRIVATE STOCK OFFERING

Morris Plains, NJ, February 17, 2000 --- Immunomedics, Inc. (NASDAQ:IMMU) today announced that it has completed a private placement of 2.325 million shares of Common Stock to a group of investors for gross revenues of $ 37.2 million. The Company intends to file a registration statement in connection with these shares. The offering was managed by Sutro & Co.

Incorporated. Immunomedics' Chairman and Chief Executive Officer, Dr. David M. Goldenberg, remarked: "We are pleased to add this working capital to our balance sheet so that we can accelerate the clinical development of CEA-Cide(TM), our therapeutic product for several major cancers. We are currently evaluating this agent in Phase I/II clinical trials in colorectal, pancreatic, lung, breast, ovarian, and medullary thyroid cancers." "We remain on course to consummate a licensing partnership for LymphoCide(TM), our therapeutic product for non-Hodgkin's lymphoma," he commented further. Immunomedics is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and infectious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and sites of infection. The Company's first product, CEA-Scan(R) for the detection of colorectal cancer, is being marketed in the United States and Europe (approved in Canada). The Company's second diagnostic imaging product, LeukoScan(R), is being marketed in Europe for the diagnosis of osteomyelitis (bone infection). Immunomedics also has several other diagnostic imaging products and three therapeutic products in clinical trials. This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999. Company Contact: Cynthia L. Sullivan, Executive Vice President, (973) 605-8200, extension 109. Visit our web site at http://www.Immunomedics.com.